UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2010

Commission File Number	Name of Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	IRS Employer Identification Number

1-9894	Alliant Energy Corporation (a Wisconsin corporation) 4902 N. Biltmore Lane Madison, Wisconsin 53718 Telephone (608) 458-3311	39-1380265

0-4117-1	Interstate Power and Light Company (an Iowa corporation) Alliant Energy Tower Cedar Rapids, Iowa 52401 Telephone (319) 786-4411	42-0331370

This combined Form 8-K is separately filed by Alliant Energy Corporation and Interstate Power and Light Company.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On December 20, 2010, the Executive Vice President and Chief Financial Officer of Alliant Energy Corporation (“AEC”) and Interstate Power and Light Company (“IPL,” and with AEC, the “Company”) concluded that the Company expects to incur material non-cash pre-tax asset valuation charges in the fourth quarter of 2010 of between $29 to $36 million based on the oral decision announced on December 15, 2010, by the Iowa Utilities Board (“IUB”) in the IPL rate case.

The valuation charges consist of the following:

•

A non-cash pre-tax impairment charge of between $20 to $25 million for capital costs that are disallowed the ability to earn a return by regulators based on the decision to exclude from rate base certain costs associated with IPL’s Whispering Willow-East wind project; and

•

A non-cash pre-tax impairment charge of between $9 to $11 million for capital costs of an abandoned plant that regulators disallowed recovery based on the decision to disallow recovery of the estimated portion of costs associated with IPL’s Sixth Street Generating Station attributable to steam operations that are not regulated. The Sixth Street Generating Station was shut down in June 2008 as a result of significant damage caused by severe flooding.

The exact amount of the impairment charges will be based on the IUB’s written decision regarding IPL’s rates, which is expected in January 2011. The charges will not result in future cash expenditures by the Company.

Item 8.01.	Other Events

The Company expects to record a reserve for rate refund of approximately $4 million in the fourth quarter of 2010 based on the oral decision of the IUB approving final rates that are below the interim rates in effect since March 2010.

The Company expects to record a regulatory credit in the fourth quarter of 2010 of between $7 to $9 million based on the oral decision of the IUB to allow recovery of certain costs including costs associated with the severe flooding in Cedar Rapids in 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation and Interstate Power and Light Company have each duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: December 21, 2010	By:	/s/ Thomas L. Hanson
Thomas L. Hanson
Vice President-Chief Accounting Officer
and Treasurer

INTERSTATE POWER AND LIGHT COMPANY

Date: December 21, 2010	By:	/s/ Thomas L. Hanson
Thomas L. Hanson
Vice President-Chief Accounting Officer
and Treasurer